EXHIBIT 99.1

October 3, 2011
To Our Members:
We are pleased to announce that we have received approval of our capital stock conversion plan from our regulator, the Federal Housing Finance Agency (Finance Agency), and we are planning to complete the conversion as of January 1, 2012. As we have said in previous correspondence, conversion of our capital stock is an essential next step in normalizing our relationship with our members as it paves the way for the ultimate repurchase or redemption of stock.
Distribution of Capital Plan and Information Sessions
By October 17, 2011, we plan to send all members a copy of the Capital Plan, as well as an Information Statement that outlines the details for the new capital stock structure and the conversion. In addition, we will be providing a broad overview of the capital conversion at several member meetings scheduled for the first two weeks of November and at two webinars later in November for those who may not be able to attend the meetings. Later this week you will receive an invitation by email to the meetings and webinars.
Highlights of the Capital Plan
While there will be a lot more information to follow, here are a few highlights of the plan:

•	Your capital stock will be exchanged for two classes of stock, redeemable in five years.

•
The Bank can repurchase a portion of its excess stock, subject to certain conditions and approvals, and intends to submit a plan to the Finance Agency in December to begin doing so within six months following the conversion.

Two Classes of Capital Stock
On the conversion date, your investment in the FHLB Chicago will be converted to our new capital stock structure comprised of two sub-classes of Class B stock, each with a par value of $100. For most of you, the bulk of your current stock, if not all, will be converted to Class B-2 stock. If you have purchased activity-based stock since July 23, 2008, any activity-based stock that exceeds your capital stock floor (the amount of capital stock a member held as of the close of business at July 23, 2008, plus any required adjustments related to annual membership stock recalculations) will be converted to Class B-1 stock and will be eligible for repurchase by the Bank on the same terms and conditions that are currently in place today. Class B-1 and Class B-2 stock are redeemable upon five years' prior written notice, subject to certain conditions such as the Bank continuing to meet its minimum regulatory capital requirements and receipt of regulatory approval in accordance with the Consent Cease & Desist Order between the Federal Housing Finance Agency and the Bank.

Bank's Repurchase of Stock
The Capital Plan allows for the Bank to repurchase excess stock of members and capital stock of former members during the five-year redemption waiting period, provided that we meet certain conditions, including compliance with our minimum regulatory capital requirements and the Finance Agency's required approval. In its letter approving our Capital Plan, the Finance Agency has requested that we submit a plan for completing repurchases for its approval. In early December, we intend to submit a plan to the Finance Agency to begin repurchasing excess stock of current and former members in limited amounts approximately six months after capital conversion. Repurchases following capital conversion will be subject to rules outlined in the Capital Plan regarding the order of priority in which the Bank will purchase excess stock from institutions whose membership terminated on or prior to the capital conversion.

The conversion of the Bank's capital stock is an important development for the Bank and our members and is indicative of the progress we have made over the last three and a half years. We recommend that you carefully review the Information Statement and the rights of shareholders under the new Capital Plan when you receive these materials later this month.

Best regards,
/s/ Matt Feldman

Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, our ability to successfully convert our capital stock; whether the Finance Agency will approve our plan to repurchase excess capital stock and the amounts and timing of such repurchases; our ability to meet required conditions to repurchase or redeem capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements; and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter.